Exhibit 3.5

CERTIFICATE OF FORMATION

OF

[NAME OF ENTITY]

This Certificate of Formation of [NAME OF ENTITY] (the “Company”) dated as of                     , is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

FIRST:    The name of the Company is                     .

SECOND:    The address of the registered office of the Company in the State of Delaware is:

THIRD:    The name and address of the registered agent for service of process on the Company in the State of Delaware are:

IN WITNESSETH WHEREOF, I have signed my name to this Certificate of Formation as of the date first written above.

Name:
An Authorized Person